TO OUR SHAREHOLDERS:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of Pacific Continental Corporation which will be held at 10:00 a.m. on Monday, April 18, 2011, in the Vistas I Room, 12th Floor, Eugene Hilton, 66 East 6th Avenue, Eugene, Oregon.

At the meeting, you will be asked to approve the election of nine directors to the Pacific Continental Corporation Board of Directors for a term of one year.  You will also be asked to consider an advisory non-binding resolution on the compensation of the Company’s executive officers, consider an advisory, non-binding vote on the frequency of future advisory votes on executive compensation, and to ratify the appointment of our independent registered public accounting firm for the 2011 fiscal year.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, you are requested to complete, date, sign and return your Proxy in the envelope provided. If you do attend the meeting, you may then withdraw your proxy and vote your shares in person.

Sincerely,

March 18, 2011                                                                                      HAL BROWN
Chief Executive Officer

PACIFIC CONTINENTAL CORPORATION

111 West 7th Avenue Eugene, Oregon 97401 541-686-8685	P.O. Box 10727 Eugene, Oregon 97440-2727
Notice of Annual Meeting of Shareholders

TIME	10:00 a.m. on Monday, April 18, 2011
PLACE	Vistas I Room, 12th Floor, Eugene Hilton, 66 East 6th Avenue, Eugene, Oregon
ITEMS OF BUSINESS	(1)To elect nine directors to serve on the Board until the 2012 Annual Meeting of Shareholders;

(2)To consider an advisory (non-binding) resolution on executive compensation;
(3)To vote, in an advisory (non-binding) capacity, on the frequency of future advisory votes on executive compensation;
(4)To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and

(5)To transact such other business as may properly come before the meeting and any adjournment thereof.
RECORD DATE	You are entitled to vote at the annual meeting and at any adjournments or postponements thereof if you were a shareholder at the close of business on Friday, March 4, 2011.
VOTING BY PROXY
Please submit your proxy card as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions in the Proxy Statement and on your enclosed proxy form.

By Order of the Board of Directors

HAL BROWN
Chief Executive Officer

This proxy statement and the accompanying proxy card are being distributed on or about March 18, 2011

PROXY STATEMENT

For Annual Meeting of Shareholders
to be held on April 18, 2011

Important Notice Regarding the Availability of Proxy Materials for the 2011 Shareholder Meeting:

Copies of this Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2010, are available in the investor relations section at www.therightbank.com.

INTRODUCTION

This Proxy Statement and the accompanying Proxy are furnished to the shareholders of Pacific Continental Corporation (“Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at its Annual Meeting of Shareholders to be held on Monday, April 18, 2011, and any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying Proxy and Notice of Annual Meeting were first mailed to shareholders on or about March 18, 2011.

GENERAL INFORMATION

Purpose of the Meeting

At the Annual Meeting, shareholders will be asked to consider and vote upon:

•	the election of nine directors to serve until the 2012 Annual Meeting or until their successors have been elected and qualified;

•	an advisory (non-binding) resolution on the compensation of the Company’s executive officers;

•	the frequency (either every one, two or three years) of future shareholder votes on an advisory (non-binding) resolution on executive compensation; and

•	the ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

Record Ownership

Shareholders of record as of the close of business on March 4, 2011, (“Record Date”) are entitled to one vote for each share of common stock then held. As of the Record Date there were 18,415,132 shares of common stock issued and outstanding.

Quorum

The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum at the Annual Meeting. Both abstentions and broker non-votes (as defined below) will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining the existence of a quorum.

Solicitation of Proxies

The Board of Directors solicits proxies so that each shareholder has the opportunity to vote on proposals being considered at the Annual Meeting. In addition to the use of the mail, proxies may be solicited by personal interview or telephone by directors, officers and employees of the Company or its bank subsidiary, Pacific Continental Bank (“Bank”). It is not expected that compensation will be paid for the solicitation of proxies; however, in the event an outside proxy solicitation firm is engaged to render proxy solicitation services, the Company will pay a fee for such services.

Voting of Proxies

When a Proxy card is returned properly signed and dated, the shares represented by the Proxy will be voted in accordance with the instructions on the Proxy card. Where no instructions are indicated, proxies will be voted FOR the director nominees, FOR the approval of an advisory (non-binding) resolution on the compensation of the Company’s executive officers, and FOR the ratification of the appointment of the independent registered public accounting firm. With respect to the vote on the frequency of future shareholder advisory votes on executive compensation, you are being asked to vote whether to hold the advisory vote on executive compensation every one, two or three years, not to approve or disapprove the Board’s recommendation, however, the Board does recommend that you elect an annual vote.

Shareholders who execute Proxies retain the right to revoke them at any time. Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Company or by filing a later Proxy prior to a vote being taken at the Annual Meeting. Attendance at the Annual Meeting will not automatically revoke a Proxy, but a shareholder in attendance may request a ballot and vote in person, thereby revoking a previously granted Proxy.

Voting of Proxies by Shareholders of Record and by Beneficial Owners

A portion of the Company’s shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholders of Record.  If your shares are registered directly in your name, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent to you by the Company through its transfer agent. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares.

Brokers cannot vote on behalf of beneficial owners on “non-routine” proposals (known as broker non-votes).  Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

If your shares are held in street name and you do not submit voting instructions to your broker, your broker may vote your shares at this meeting on the ratification of the appointment of the independent registered public accounting firm.  If no instructions are given with respect to the election of directors, approval of the advisory (non-binding) resolution on executive compensation or advisory (non-binding) vote on the frequency of future shareholder advisory votes on executive compensation, your broker cannot vote your shares on these proposals.

Voting in Person at the Annual Meeting

Shareholders of Record.  Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to vote your shares in person at the Annual Meeting, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance by proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Beneficial Owner.  Shares held in street name may by voted in person by you only if you bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on the Record Date.

Voting on the Matter Presented

Election of Directors.  The nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast FOR or WITHHELD from the directors as a group, or for each individual nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the proposal because directors will be elected by a plurality of votes cast.

Advisory (Non-Binding) Vote on Executive Compensation.   In accordance with recent legislation, the Company is providing shareholders with an advisory (non-binding) vote on the compensation of our executive officers.  The affirmative vote FOR by a majority of those shares present in person or by proxy and voting on this matter is required to approve the advisory (non-binding) resolution on the compensation of executive officers.  You may vote FOR, AGAINST or ABSTAIN from approving this resolution.  Abstentions and broker non-votes will have no effect on the outcome of the proposal.

Frequency of Future Advisory Votes on Executive Compensation.  Shareholders must vote, in an advisory (non-binding) capacity, whether future advisory votes on executive compensation will occur every one, two or three years.  The frequency receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by shareholders.  Shareholders may also abstain from voting.  Abstentions and broker non-votes will have no effect on the outcome of the proposal.

Ratification of the Appointment of the Independent Registered Public Accounting Firm.  The proposal to ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for 2011 will be adopted if a majority of the shares present in person or by proxy voting on this matter are cast FOR the proposal.  You may vote FOR, AGAINST or ABSTAIN from approving the proposal.  Abstentions and broker non-votes will have no effect on the outcome of the proposal.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the Annual Meeting.  We will publish final results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) within four business days after the Annual Meeting.  In addition, the Company will publish in its June 30, 2011, Quarterly Report on Form 10-Q its decision on how frequently a shareholder vote on executive compensation will be held, after taking into account the results of the vote on Proposal 3.  After the Form 8-K and Form 10-Q are filed, you may obtain a copy by visiting our website at www.therightbank.com, the SEC's website at www.sec.gov, or by writing the Company’s Corporate Secretary at the Company’s main office.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s Articles of Incorporation provide that the number of directors will be not less than six (6), with the number of directors to be established in accordance with the Company’s Bylaws. The Company’s Bylaws currently provide for a board of eight (8) to twelve (12) directors, with the specific number of directors to be established by board resolution.  The Board of Directors established the number of directors at nine (9).

The Articles of Incorporation provide that directors are elected annually for one-year terms. The Governance/Nominating Committee has recommended to the Board, and the Board has nominated for election to the Board, the persons listed below to serve for one-year terms or until their successors are elected and qualified.

If any of the nominees should refuse or be unable to serve, your Proxy will be voted for such persons as are designated by the Board of Directors to replace any such nominee. The Board of Directors presently has no knowledge that any nominee will refuse or be unable to serve. As of the date of this Proxy Statement, all directors of the Company also served as directors of the Bank.

Nominees for Director

Robert A. Ballin, 69, has been a director of the Company and Bank since 1999 and 1980, respectively, and served as Chair of the Board since 2000. Mr. Ballin is a consultant in the surety business for the wood products industry and is a partner in Ward Insurance. Prior to his position at Ward Insurance, Mr. Ballin served as Chairman of Willis, Eugene, a large insurance brokerage office. Among other professional interests, Mr. Ballin has served on numerous community and philanthropic boards. As a long-time Eugene resident, he provides an important perspective with regard to the greater Eugene market, one of the Bank’s three primary markets. Having served as a Bank and Company director for many years, his experience in all economic cycles is particularly valuable.  Mr. Ballin’s experience in the wood products industry provides valuable insight and knowledge in an industry of significant importance to the Northwest, and his experience in insurance underwriting provides board oversight of the Bank’s credit underwriting practices.

Hal M. Brown, 57, currently serves as the Chief Executive Officer of the Company and the Bank.  He was elected a director of both the Company and the Bank in August 2002 following his July 2002 appointment as President and Chief Executive Officer of the Company and the Bank.  In 2006 and 2007, respectively, Mr. Brown relinquished his position as President of the Bank and the Company to the current President, Roger Busse.  Prior to 2002, Mr. Brown served as the Executive Vice President and Chief Operating Officer of the Company and the Bank from 1999, and prior to that served as the Senior Vice President and Chief Financial Officer of the Company and the Bank from 1996. He began his career with the Bank in 1985 as Cashier. Mr. Brown currently serves on the board of PacificSource Health Plans and formerly served on the boards of the United Way of Lane County and ShelterCare, an organization serving the housing needs of homeless families and adults with severe and persistent mental disabilities.  The Board believes the CEO should be a director serving as the primary liaison between the Board and management and as the executive with overall responsibility for executing the strategic plan.

Cathi Hatch, 61, has been a director of both the Company and the Bank since 2006. Ms. Hatch is the founder and CEO of ZINO Society, an organization focused on connecting entrepreneurs with accredited investors.  She has held executive positions and consulted in the restaurant industry for more than twenty-five years, including her role of director of operations for Schwartz Brothers Restaurants and regional vice president for Restaurants Unlimited, Inc. She currently holds or has held board positions on a number of for-profit and nonprofit boards including Pacific Northwest Ballet, YMCA, Seattle Symphony Orchestra, PONCHO and United Way of King County. Ms. Hatch has served as the president of HatchMatch, a consulting business that works with business and nonprofits to maximize the impact of philanthropy in the community, and has served as a facilitator and trainer for a variety of companies.  Ms. Hatch is a long-time Puget Sound resident and provides an important perspective with regard to the greater Seattle market, one of the Bank’s three primary and newest markets.  Ms. Hatch’s experience and connection with nonprofit organizations is of particular importance, as this is one of the Bank’s primary business segments.  In addition Ms. Hatch’s access to high net worth investors and emerging businesses provide the Bank with additional marketing opportunities.

Michael E. Heijer, 51, has been a director of both the Company and Bank since 2005, following the acquisition of NWB Financial Corporation. Mr. Heijer was a founder of Northwest Business Bank and served on the boards of directors of NWB Financial Corporation and Northwest Business Bank until their acquisition by the Company in November 2005. He has more than 20 years experience in Pacific Northwest hotel and commercial real estate development and is the owner of GranCorp, Inc., a commercial real estate investment company with investments in the Pacific Northwest which he formed in April 1986.  Mr. Heijer is also a founder and part-owner of Teris LLC, formerly American Legal Copy, a litigation support services company serving the West Coast that was formed in 1996. He holds a bachelor’s degree in economics from the University of California at Berkeley. Mr. Heijer is a long-time Puget Sound resident and provides an important perspective with regard to the greater Seattle market, one of the Company’s three primary and newest market. Mr. Heijer’s real estate and entrepreneurial business experiences in the Portland and Seattle markets are particularly beneficial to the Board.

Michael S. Holcomb, 67, has been a director of the Company and Bank since 1999 and 1997, respectively. Mr. Holcomb is the Managing Partner of Berjac of Oregon, a Northwest Premium Financing Company for commercial insurance premiums. Prior to joining Berjac, Mr. Holcomb was a commissioned officer in the United States Air Force. Among other professional interests, Mr. Holcomb is involved in the Downtown Rotary and the Eugene Executive Association. Mr. Holcomb is a long-time Eugene resident, one of the Company’s three primary markets, and his knowledge of the greater Eugene market provides valuable insight within that market. Mr. Holcomb’s credit underwriting and general business knowledge are also of particular benefit to the Board.

Michael D. Holzgang, 53, has been a director of both the Company and Bank since 2002 and currently serves as the chair of the Governance/Nominating Committee. Mr. Holzgang serves as Senior Vice President of Colliers International, a global real estate services firm. Prior to joining Colliers International in 2001, Mr. Holzgang worked with Cushman and Wakefield of Oregon, a global real estate firm, for nearly 20 years. Among other volunteer board service, Mr. Holzgang is the past President of the Boys and Girls Clubs of Portland and former Chairman of the board of directors for Medical Teams International, an international disaster relief agency.  Mr. Holzgang is a long-time Portland resident, one of the Bank’s three primary markets, and his knowledge of the Portland market provides a valuable perspective with regard to this market.  Mr. Holzgang’s real estate and nonprofit experience in the Portland market is of particular benefit to the Board.

Donald L. Krahmer, Jr., 53, has been a director of both the Company and Bank since 2002, and currently serves as the chair of the Audit Committee. Mr. Krahmer is a shareholder of the law firm Schwabe, Williamson and Wyatt, P.C. specializing in corporate law and mergers and acquisitions. At Schwabe, he chairs the firm’s Technology and Business Practice. Prior to joining Schwabe in 2003, Mr. Krahmer was a partner at Black Helterline, LLP and held various management positions with Endeavour Capital, PacifiCorp Financial Services, PacifiCorp and U.S. Bancorp. In 2010, Mr. Krahmer joined the board of directors of Regence Blue Cross Blue Shield of Oregon.  Mr. Krahmer serves as a member of the board of directors of the Portland Business Alliance and Greenlight Greater Portland and he serves as a technical advisor to the Oregon Innovation Council which brings together leaders from private businesses, higher education and the public sector to drive innovation strategy.  Mr. Krahmer serves on the board of trustees of Jesuit High School in Portland, Oregon and the board of directors of the Boy Scouts of America Cascade Pacific Council. Mr. Krahmer is a member of the American Bar Association's Business Law Section and its Mergers and Acquisitions, Middle Market and Small Business, and Venture and Private Equity Finance committees.  Mr. Krahmer is a long-time Pacific Northwest resident who has spent time in the bank's three markets of Portland, Eugene and Seattle, and provides important perspective in all of these marketplaces. Mr. Krahmer's extensive network of business and personal contacts within these markets provides valuable assistance in the Company's business development efforts. Mr. Krahmer's board, strategic and financial experience qualifies him with the expertise needed for his service to the Board as well as his position of Audit Committee chair.  Additionally, his background as an advisor to many Pacific Northwest businesses, entrepreneurs, executives and corporate boards provides a unique perspective to the Board.

Donald G. Montgomery, 71, has been a director of the Company and Bank since 1999 and 1996, respectively, Vice Chair of the Board since 2000, and currently serves as the chair of the Compensation Committee. Mr. Montgomery is a private investor and formerly served as the Chief Operating Officer of the Timber Products Company, a privately owned wood products production and sales company, retiring in 2002. Prior to joining Timber Products, Mr. Montgomery worked for Kings Table International as Chief Operating Officer. Mr. Montgomery is a long-time Eugene resident and provides an important perspective with regard to the greater Eugene market, one of the Bank’s three primary markets.  Mr. Montgomery’s experience as a public company executive brings strong operational and financial expertise to the Board and contributes greatly in developing the Company’s investor relations strategy.  His many years of compensation policy and human resource management experience provide the Board with a good overall perspective of compensation, social and governance issues.

John H. Rickman, 69, has been a director of both the Company and Bank since 2003 and serves as the chair of the Company’s Asset and Liability Committee.  Mr. Rickman worked for U.S. Bank for 38 years, serving as head of the bank’s Oregon commercial lending group, and until his retirement in 2001, was the State President of U.S. Bank, Oregon.  Mr. Rickman has been involved with numerous civic and professional organizations including the executive committee of the Portland Chamber, United Way campaign cabinet committee, member of the SOLV-Founders Circle, and Goodwill industries of Columbia-Willamette. He previously served on the board of the Oregon Business Council, the Association for Portland Progress, co-chair of the Oregon Mentoring Initiative, and the Portland Oregon Sports Authority. He is a past chairman of the Oregon Bankers Association.  Mr. Rickman is a long-time Portland resident and provides an important perspective with regard to the greater Portland market, one of the Bank’s three primary markets. Mr. Rickman’s large-bank experience in asset and liability management, credit underwriting, loan portfolio and personnel management is of particular benefit to the Board, and his marketing and business development experience is a valuable resource to Company personnel.

The Board of Directors recommends that you vote FOR the nominees to be elected as directors.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors is committed to good business practices, transparency in financial reporting and high standards of corporate governance. The Company operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Board periodically reviews the Company’s governance policies and practices against those suggested by various groups or authorities active in corporate governance and the practices of other companies, as well as the requirements of applicable securities laws and the listing standards of The NASDAQ Stock Market (“NASDAQ”).

Board and Company Leadership Structure

           The Board of Directors is committed to maintaining an independent Board, and for many years, a majority of our Board has been comprised of independent directors.  It has further been the Company’s practice to separate the duties of Chairman and Chief Executive Officer.  In keeping with good corporate governance practices, at this time the Board believes that the separation of the duties of Chairman and Chief Executive Officer eliminates any inherent conflict of interest that may arise when the roles are combined, and that an independent director who has not served as an executive of the Company can best provide the necessary leadership and objectivity required as Chairman.

Director Qualifications

The Board of Directors believes each of the Company’s directors should bring a rich mix of qualities and skills to the Board.  All of our directors bring to our Board a wealth of leadership experience derived from their service in a variety of professional and executive positions and extensive board experience.

The Corporate Governance/Nominating Committee is responsible for the oversight and nomination process for director nominees.  The Committee has not adopted formal “director qualification standards” for Committee-recommended nominees.  However, the Committee annually reviews the experience, qualifications, attributes and skills of each director and nominee as part of its evaluation of whether these are the right individuals to serve on the Company’s Board to help the Company successfully meet its long-term strategic plans.  Because each director of the Company must be re-elected annually, the Committee has an annual opportunity to assess these factors and, if appropriate, determine not to re-nominate any director.  A more detailed discussion regarding the considerations given by the Committee when considering director nominees is set forth below in the section entitled “Information Regarding the Board of Directors and Its Committees—Certain Committees of the Board of Directors —Corporate Governance/Nominating Committee.”

           The director biographical information set forth above summarizes the experience, qualifications, attributes and skills that the Company believes qualifies each director to serve on the Board.  The Governance/Nominating Committee and the Board believe each respective director’s professional and business acumen and board experience and the total mix of all directors’ experience and skills are beneficial to the Company and the Board.

Code of Ethics and Corporate Governance Documents

The Company maintains a Code of Ethics for Senior Financial Officers, which applies to its principal executive officer, principal financial officer, principal accounting officer or controller, and any persons performing similar functions.

You can access the current charters and policies, including the Code of Ethics for Senior Financial Officers, Articles of Incorporation, Bylaws, and Audit, Compensation and Corporate Governance/Nominating Committee charters by visiting the Company’s website and clicking on the Governance Documents link within the Investor Relations section on the Company’s website at www.therightbank.com.

Director Independence

With the assistance of legal counsel to the Company, the Corporate Governance/Nominating Committee has reviewed the applicable legal standards for Board and Board committee member independence and the criteria applied to determine “audit committee financial expert” status.  The Committee has also reviewed a summary of the answers to annual questionnaires completed by each of the directors, which also included any potential director-affiliated transactions.

The Board then analyzed the independence of each director and nominee and has determined that the following members of the Board meet the applicable laws and listing standards regarding “independence” as defined by the NASDAQ listing standards, and that each such director is free of relationships that would interfere with the individual exercise of independent judgment. In determining the independence of each director, the Board considered many factors, including any lending arrangements with the directors, each of which were made on the same terms as comparable transactions made with persons unaffiliated with the Company. Such arrangements are discussed in detail in the section entitled "Transactions with Management."

Based on these standards, the Board determined that all of the following non-employee director nominees are independent:

Robert A. Ballin	Michael D. Holzgang
Cathi Hatch	Donald L. Krahmer, Jr.
Michael E. Heijer	Donald G. Montgomery
Michael S. Holcomb	John H. Rickman

Based on these same standards, the Board determined that Hal Brown, who serves as the Chief Executive Officer of the Company, is not independent because he is an executive officer of the Company.

Compensation Committee Interlocks and Insider Participation

During 2010, the Compensation Committee consisted of Mr. Montgomery (Chair), Ms. Hatch and Messrs. Holcomb, Holzgang and Rickman.  During 2010, none of our executive officers served on the compensation committee (or equivalent body) or board of directors of another entity whose executive officer served on the Compensation Committee.

Shareholder Communication with the Board of Directors

The Company and the Board of Directors welcome communication from shareholders and have established a formal method for receiving such communication. The preferred method is by e-mail and can be most conveniently done by visiting the Company’s website (www.therightbank.com) and clicking on the Shareholder Communications link within the Investor Relations section. By further clicking on Shareholder Communications, an e-mail dialog box will be made available for shareholder comments.  The e-mail is sent to the Board Chair with a copy sent to the Company’s Chief Executive Officer.

For shareholders who do not have access to the Company’s website, communications with the Board may also be made by writing to the Chair of the Board, c/o the Corporate Secretary, Pacific Continental Corporation, P.O. Box 10727, Eugene, Oregon 97440-2727. A copy of such written communication will also be made available to the Company’s Chief Executive Officer.

If the Chairman and the Chief Executive Officer determine the communication, whether received by e-mail or mail, is relevant to the Company’s operations and policies, such communication will be presented to the appropriate Committee or entire Board for review and consideration.

INFORMATION REGARDING THE BOARD OF

DIRECTORS AND ITS COMMITTEES

The following sets forth information concerning the Board of Directors and certain Committees of the Company for the year ended December 31, 2010.

Board of Directors

The Company held eleven (11) Board meetings in 2010. Each director attended at least 75% percent of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees on which he or she served. During 2010, the Board of Directors met three (3) times in executive session, without management present. The Company does not require, but expects, the directors to attend the Annual Meeting of Shareholders. At the 2010 Annual Meeting all serving directors of the Company were in attendance.

Board Authority for Risk Oversight

The Board has ultimate authority and responsibility for overseeing risk management of the Company.  Some aspects of risk oversight are fulfilled at the full Board level.  For example, quarterly the Board receives a comprehensive Enterprise Risk Management Report. Additionally the Board, or a committee of the Board, receives specific periodic reports from executive management on credit risk, liquidity risk, interest rate risk, capital risk, operational risk and economic risk.  The Audit Committee oversees financial, accounting and internal control risk management.  The head of the Company’s internal audit function and the independent registered public accounting firm report directly to the Audit Committee.  The Compensation Committee oversees the management of risks that may be posed by the Company’s compensation practices and programs.

Certain Committees of the Board of Directors

The Company and Bank Boards have jointly established, among others, an Audit Committee, Compensation Committee, and a Corporate Governance/Nominating Committee. Each committee operates under a formal written charter approved by the respective Committee and adopted by the Board of Directors.  Copies of these respective charters are posted on the Company’s website.

The following table shows the membership of the various committees during the year 2010.

Committee Membership

Name	Audit	Compensation	Corporate Governance/ Nominating
Robert A. Ballin	☐	☐	☑
Cathi Hatch	☑	☑	☐
Michael E. Heijer	☑	☐	☑
Michael S. Holcomb	☑	☑	☐
Michael D. Holzgang	☐	☑	☑*
Donald L. Krahmer, Jr.	☑*	☐	☑
Donald G. Montgomery	☐	☑*	☑
John H. Rickman	☐	☑	☑
Total Meetings in 2010	14	8	7
*Committee Chair

Audit Committee. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the outside auditors performing or issuing an audit report, and approves the engagement and fees for all audit and non-audit functions, with the independent auditors reporting directly to the Audit Committee. The responsibilities of the Audit Committee include overseeing (i) the integrity of the Company’s financial statements, which includes reviewing the scope and results of the annual audit by the independent auditors, any recommendations of the independent auditors and management’s response to such recommendations, and the accounting principles being applied by the Company in financial reporting; (ii) the establishment of procedures for the receipt, retention and treatment of accounting controls; (iii) the reports of bank regulatory authorities and reporting its conclusions to the Board; (iv) the procedures with respect to the records and business practices of the Company and the Bank; (v) the adequacy and implementation of the internal auditing, accounting and financial controls; (vi) the independent auditor’s qualifications and independence; and (vii) compliance with the Company’s legal and regulatory requirements.

The Audit Committee oversees and evaluates the adequacy of the Company’s internal and disclosure controls, however, management is responsible for developing and implementing the internal controls and the financial reporting process. The independent accountants are responsible for performing an audit of the consolidated financial statements in accordance with generally accepted auditing standards and then issuing a report thereon. The Committee’s responsibility is to monitor and oversee this process.

Compensation Committee.  The Compensation Committee reviews and approves the Company’s retirement and benefit plans, determines the salary and incentive compensation for the Chief Executive Officer and certain other executive officers, and establishes compensation for directors.  The Committee may engage outside consultants to assist the members in making peer comparisons and determining industry “best practices.” Currently the Company has not provided for defined pension benefits or deferred compensation. The Committee is directly responsible and has full authority for the appointment, compensation and oversight of compensation consultants, legal counsel and any other advisors retained by the Committee.

The Committee reviews the performance and establishes the compensation of the Chief Executive Officer and President/Chief Operating Officer, following discussions with those individuals and members of the Board of Directors.  For other executive officers the Committee reviews recommendations from the Chief Executive Officer, President/Chief Operating Officer and the Human Resources Director. In addition to establishing the compensation for the Chief Executive Officer and the key executives, the Committee considers recommendations from the Chief Executive Officer, President/Chief Operating Officer and the Human Resources Director and approves, in total, the compensation levels for all other bank officers. The Committee also, in consultation with the Chief Executive Officer, President/Chief Operating Officer, and the Human Resources Director, establishes the annual overall salary budget for the Bank.  The Chair of the Committee reports to the full Board the actions of the Committee.

The Compensation Committee is also responsible for establishing the compensation for members of the Board of Directors. The Committee has established board retainer fees and committee meeting fees as well as retainer fees for certain committee chairs. In addition to cash compensation, the Committee considers equity grant awards for directors.

Additional information regarding executive and director compensation is discussed in sections titled "Compensation Discussion and Analysis," "Executive Compensation," and "Director Compensation."

Corporate Governance/Nominating Committee. The Committee reviews and considers various corporate governance standards as suggested by evolving best practices, the needs of the Company and its shareholders, or required by SEC, NASDAQ and other regulatory agencies and makes recommendations to the full Board as it deems appropriate.  The Committee is responsible for reviewing the Company code of ethics and committee charters, defining board member expectations and independence, reviewing and approving related party transactions, and overseeing board and committee self evaluations.  In addition, the Committee recommends to the full Board a slate of director nominees for election at the Company’s annual meeting of shareholders.

The Corporate Governance/Nominating Committee will consider nominees recommended by shareholders provided that the recommendations are made in accordance with the procedures described in this Proxy Statement under “Information Concerning Shareholder Proposals and Director Nominations.” The Committee evaluates all candidates, including shareholder-proposed candidates, using generally the same methods and criteria, although those methods and criteria are not standardized and may vary from time to time.

In deciding whether to recommend incumbent directors for re-nomination, the Committee evaluates the Company’s evolving needs and assesses the effectiveness and contributions of its existing directors through annual director evaluations.  The Committee is authorized to establish guidelines for the qualification, evaluation and selection of new directors to serve on the Board.  The Committee has not adopted specific minimum qualifications for committee-recommended nominees, nor has the Committee adopted a formal policy relating to Board diversity, although the committee and the Board value a diversity of backgrounds, professional experience and skills among directors.  The Committee instead evaluates each nominee on a case-by-case basis, including assessment of each nominee’s business experience, involvement in the communities served by the Company, independence and special skills. The Corporate Governance/Nominating Committee also evaluates whether the nominee’s skills are complementary to existing Board members’ skills, and the Board’s need for operational, management, financial, technological or other expertise, as well as geographical representation within the Company's market areas.

COMMITTEE REPORTS

Audit Committee Report

The following is a report of the Audit Committee of the Board of Directors, which is responsible for establishing and administering the Company’s internal controls.

During the fiscal year ended December 31, 2010, the Audit Committee was comprised of four directors, each of whom is considered “independent” as defined by the NASDAQ listing standards and applicable SEC rules.  The Board of Directors has determined that Mr. Krahmer meets the definition of “audit committee financial expert” as defined by SEC rules.

The Audit Committee has met and held discussions with management and the Company’s independent accountants. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee has reviewed and discussed the audited consolidated financial statements with management and the independent accountants. The Committee has also discussed with the independent accountants matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The independent accountants provided to the Committee the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Committee discussed with the independent accountants that firm’s independence.

Based on the Committee’s review of the audited consolidated financial statements and the various discussions with management and the independent accountants noted above, the Committee determined to include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC.

The Director of Internal Audit reports directly to the Audit Committee of the Board of Directors. During 2010, the Director of the Internal Audit worked under the direction of the Audit Committee to assist in managing all aspects of the auditing function including management of the internal audit department and coordination of all outsourced external auditors and consultants retained by the Audit Committee. The Audit Committee is directly responsible for setting the compensation of the Director of Internal Audit, review and approval of a budget for the internal audit department, review and approval of an annual audit plan for the Bank and the Company and review and approval of all audits completed by the internal audit department, outside auditors and contractors.

During 2010, the Audit Committee and management continued to refine previous years’ work on a comprehensive Enterprise Risk Management (ERM) evaluative process.  The ERM process evaluates and measures the historical and projected risk trends of quantitative ratios in five Key Risk Component categories: Asset Quality, Liquidity, Capital Adequacy, Interest Rate Risk and Earnings Risk.  The categories are risk-weighted and measured against acceptable risk tolerance guidelines established by management and reviewed by the Committee to determine the level and severity of emerging risks.  The Committee is committed to continuing to refine this forward looking tool in its ongoing responsibility of risk oversight.

Audit Committee
Donald L. Krahmer, Jr. (Chair)
Cathi Hatch
Michael E. Heijer
Michael S. Holcomb

Compensation Committee Report

During the fiscal year ended December 31, 2010, the Compensation Committee was comprised of five directors, each of whom satisfies the independence criteria under the NASDAQ listing standards and applicable rules of the SEC and IRS.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) required by Item 402(b) of SEC Regulation S-K with management, and based on that review and discussion, the Compensation Committee recommended to the Board that the CD&A be included as part of this Proxy Statement and 2010 Annual 10-K Report.

Compensation Committee
Donald G. Montgomery (Chair)
Cathi Hatch
Michael S. Holcomb
Michael D. Holzgang
John H. Rickman

Corporate Governance/Nominating Committee Report

The following is a report of the Corporate Governance/Nominating Committee of the Board of Directors which is responsible for the Company’s review and consideration of corporate governance standards, related person transactions and for selecting the annual slate of director nominees.

The Corporate Governance/Nominating Committee is currently comprised of six directors, each of whom is considered “independent” as defined by the NASDAQ listing standards.

The Corporate Governance/Nominating Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics Board members should possess as well as the composition of the Board as a whole. This review includes an assessment of the absence or presence of material relationships with the Company which might impact independence, as well as consideration of diversity, skills, experience, time available and the number of other boards the member serves in the context of the needs of the Board and the Company and such other criteria as the Committee shall determine to be relevant at the time. The Corporate Governance/Nominating Committee recommends nominees and number of directorships to the Board in accordance with the foregoing and the policies and principles in its charter.

The Committee recommends to the Board the number of director nominees required for the forthcoming year. When considering director nominations the Corporate Governance/Nominating Committee will give equal consideration to director candidates nominated by shareholders and the Committee’s own candidates provided that the shareholder recommendations are made in accordance with the procedures described in this Proxy Statement under “Information Concerning Shareholder Proposals and Director Nominations.” Candidates will be interviewed by the Committee (any expenses are the responsibility of the candidate) to evaluate the candidate’s competencies, business acumen, community visibility, Company share ownership and such other criteria as the Committee shall determine to be relevant at the time. Current directors standing for re-election are not required to participate in an interview process.

The Committee recommended to the full Board for nomination the current slate of directors for re-election at the 2011 Annual Meeting.

The Committee annually reviews emerging governance issues and considers governance “best practices” within financial institutions and other public companies with the advice of counsel. During 2010 the Committee researched a number of emerging governance issues and recommended to the Board the adoption of certain executive stock ownership and retention guidelines.  Additionally the Committee, in consultation with the Compensation Committee, reviewed certain compensation governance issues including the recommendation to adopt a “clawback” policy, revisions to the Company’s equity plan and a recommendation to shareholders as to the frequency for advisory votes on executive compensation.  In January 2011 the Board formally approved the described actions.

Corporate Governance/Nominating Committee

Michael D. Holzgang (Chair)
Robert A. Ballin
Michael E. Heijer
Donald L. Krahmer, Jr.
Donald G. Montgomery
John H. Rickman

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table on the following page shows, as of December 31, 2010, the amount of common stock beneficially owned by (a) the executive officers named in the Summary Compensation Table (“named executive officers”); (b) each director; (c) all of the Company’s directors and executive officers as a group; and (d) all persons who are beneficial owners of five percent or more of the Company’s common stock.  Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or executive officer can vote or transfer and stock options that are exercisable currently or become exercisable within 60 days.  The Company has adopted a policy prohibiting employees or directors from engaging in transactions that hedge the economic risks of ownership of the Company’s common stock, including trading in publicly traded options, puts, calls or other derivative instruments related to Company stock.  In addition, the Company recently adopted stock ownership and retention guidelines that require directors and executive officers to retain a certain ownership level of Company stock.  A complete description of these ownership and retention guidelines is set forth in the “Compensation Discussion and Analysis – Executive Stock Ownership and Retention Guidelines.” Except as noted below, each holder has sole voting and investment power for all shares shown as beneficially owned.  Where beneficial ownership was less than one percent of all outstanding shares, the percentage is not reflected in the table.

Security Ownership of Certain Beneficial Owners and Management

Name	Position with Company	Number of Shares (1)(2)	Percentage of Shares
Executive Officers and Directors
Hal M. Brown	Director, Chief Executive Officer	278,341(3)	1.50%
Roger Busse	President/Chief Operating Officer	45,876	*
Michael Reynolds	Executive Vice President, Chief Financial Officer	23,429(4)	*
Mitchell J. Hagstrom	President, Greater Eugene Market	57,132	*
Charlotte Boxer	President, Director of Commercial Real Estate	23,480	*
Robert A. Ballin	Chair of the Board	408,915(5)	2.22%
Cathi Hatch	Director	5,510	*
Michael E. Heijer	Director	63,921(6)	*
Michael S. Holcomb	Director	181,579(7)	*
Michael D. Holzgang	Director	13,758	*
Donald L. Krahmer, Jr.	Director	9,360	*
Donald G. Montgomery	Vice Chair of the Board	52,544	*
John H. Rickman	Director	34,942	*
Directors and executive officers as a group (14 persons)		1,238,014(8)	6.64%
* Represents less than 1% of the Company’s outstanding common stock
(1)Share amounts include options to acquire shares that are exercisable within 60 days as follows: Brown 66,792; Busse 40,682; Reynolds 17,290; Boxer 23,480; Hagstrom 18,462; Ballin 3,841; Hatch 3,841; Heijer 9,352; Holcomb 3,841; Holzgang 3,841; Krahmer 3,841; Montgomery 3,841; Rickman 3,841 shares and 17,083 for a non-named Executive Officer.
(2)Share amounts include shares of Company common stock owned “jointly with spouse” as follows: Reynolds 7,999; Busse 5,194; Hagstrom 38,670; Ballin 151,952; Heijer 37,918; Holcomb 146,885; Holzgang 9,917 and Rickman 31,101.
(3)Includes 103,914 shares held by spouse.
(4)Includes 247 shares held by spouse and 155 held by minor child.
(5)Includes 600 shares held in trust for grandchildren.
(6)Includes 3,171 shares held as custodian for children.
(7)Includes 115,116 shares pledged as collateral for a loan: 16,716 shares held jointly with child; and 1,364 shares held by spouse.
(8)Includes 220,028 shares subject to options that could be exercised within 60 days.

5% Shareholder
Columbia Wanger Asset Management, L.P 227 West Monroe Street, Suite 3000 Chicago, IL 60606		1,460,560	7.93%
BlackRock Fund Advisors 40 East 52nd Street New York, NY 10022		1,128,019	6.13%
Wellington Management Company 75 State Street Boston, MA 02109		1,067,200	5.80%

MANAGEMENT

Executive Officers who are not Directors

The following table sets forth information with respect to the current executive officers who are not director nominees or directors of the Company, including their employment history.  The Board of Directors re-evaluated the executive officer designations under the SEC’s definition of “executive officer” which, under SEC rules, should include only those individuals leading principal business units or functions or otherwise in policy-making positions.  As a result, effective January 1, 2011, the Board deemed the individuals listed below, in addition to Mr. Brown, to be executive officers.  Ms. Boxer appears in the compensation tables because she was an executive officer in 2010.

Name	Age	Position with Bank and Employment History	Tenure as an Officer of the Bank

Roger Busse	55	President and Chief Operating Officer of the Company since 2007 and of the Bank since 2006 (1)	2003
Mitchell J. Hagstrom	54	President, Greater Eugene Market since 2008, and Executive Vice President and Director of Lane County Operations since 2004 (2)	1988
Casey Hogan	52	Executive Vice President, Chief Credit Officer since 2006(3)	1995
Michael Reynolds	59	Executive Vice President, Chief Financial Officer of Company and Bank since 2004(4)	1998

(1)
Mr. Busse was promoted to President of the Company in April 2007; he has served as President and Chief Operating Officer of the Bank since 2006.  Mr. Busse previously worked for US Bank for 25 years serving in a variety of credit administration and commercial lending positions.

(2)	Prior to his appointment in 2004, Mr. Hagstrom was responsible for deposit and loan growth throughout the Lane county market, serving in a market leadership role since he joined the Bank in 1988.

(3)
Prior to his appointment in 2006, Mr. Hogan served in various capacities with the Bank including commercial lending and credit administration.  He joined the Bank in 1995 after serving as a lender for Idaho First National Bank for 18 years.

(4)
Mr. Reynolds joined the Company and Bank in 1998 and has served as the Chief Financial Officer since that time.  Prior to joining the Company and Bank, Mr. Reynolds spent 17 years in the corporate finance divisions of First Interstate and US National Banks.

COMPENSATION DISCUSSION AND ANALYSIS

Pacific Continental’s executive compensation programs are designed to support shareholder and Company objectives by providing competitive base salaries along with short-term and long-term rewards focused on balancing risk and performance.  The Company’s Board of Directors has established a Compensation Committee (“Committee”) which is responsible for establishing and administering the Company’s executive and director compensation programs.  The Committee consists only of independent non-employee directors and operates under a formal written charter approved by the Committee and adopted by the Board of Directors.

Recent Changes to Executive Compensation Programs and Policies

During 2010 and early 2011, the Compensation Committee made changes to the Company’s overall executive compensation program to further align program goals with longer view approaches to corporate growth and the monitoring of risk. These changes are noted as follows and are reflected in the compensation tables elsewhere in this proxy statement.

•
Re-allocation among Compensation Components:  Total direct compensation components (base salary, annual cash incentive opportunity and long-term equity incentive opportunity) were realigned for the executives named in the Summary Compensation Table below (the “Named Executive Officers”), including a reduction in annual cash incentive opportunity, coupled with corresponding increases in base salary and equity incentive opportunities generally keeping total direct compensation levels unchanged.

•	Adoption of a “Clawback” Policy: The Compensation Committee adopted a policy for the recovery of incentive compensation under certain circumstances, described more fully below.

•
Stock Ownership Guidelines:   The Company’s executive officers will now be subject to stock ownership guidelines, requiring them to retain all of the net shares acquired from equity awards until they own a minimum amount of stock, calculated as a multiple of base salary.

•
Long-Term Hold Requirements:  After they have satisfied the stock ownership guidelines, the Company’s executive officers also will now be required to hold 75% of net shares acquired from equity awards for at least two years after satisfying ownership guidelines.

•
Equity Incentive Plan Amendments:   The Company’s equity incentive plan was amended to prohibit the Company from repurchasing “underwater” stock options for cash or exchanging them for other securities without shareholder approval.  The plan already prohibited repricing stock options without shareholder approval.  The Plan also was amended to add a “retirement” feature, giving holders of stock options and stock appreciation rights who satisfy the definition of “retirement” five years to exercise their awards (rather than the standard three months), and to clarify that cash-settled stock appreciation rights do not count against the number of shares of common stock that may be issued under the Plan.  “Retirement” generally occurs if the employee voluntarily terminates employment after attaining the age of 55 and at least 10 years of continuous service.

These changes were made in order to enhance the Company’s compensation practices while mitigating potential shareholder and regulatory concerns regarding employee incentives for short-term actions with the potential to increase the Company’s risk profile.  Additional detail regarding new policies and equity plan amendments is provided below.

Policy for the Recovery of Incentive Compensation. In January 2011 we adopted a policy for the recovery of incentive compensation under certain circumstances.  Under this policy, the Company will recover incentive compensation awarded to current or former executive officers (during the preceding three years) if the Company restates its financial results due to material noncompliance with any financial reporting requirement under the securities laws, to the extent the original awards exceeded the amounts that would have been paid under the restated results.

Executive Stock Ownership and Retention Guidelines. In order to enhance the link between the interests of executive officers and shareholders, in January 2011 the Compensation Committee implemented stock ownership guidelines pursuant to which executives are expected to establish and maintain a significant level of direct ownership of Pacific Continental stock. Our guidelines require that the CEO hold shares with a value of three times his average annual base salary over the prior three years before he can sell any net shares acquired from equity awards. The other executive officers must hold shares with a value of one times their base salary before they can sell any net shares acquired from equity awards.  The Compensation Committee set the levels at three and one times base salary, respectively, to balance our objective for significant executive stock ownership with a concern that more stringent requirements could create succession planning and retention risks.

Once these share ownership guidelines are attained, the executive must retain 75% of net shares acquired from equity awards for a period of two years. Our CEO, Hal Brown, already satisfies the minimum stock ownership guidelines, and other executives will make progress toward satisfying the minimum ownership threshold under this new policy, which will be monitored by the Committee.

Recent Amendments to Equity Plan. We have recently amended our 2006 Employee Stock Option Plan in a few respects.  First, we added a “retirement” feature providing that holders of stock options and stock appreciation rights will have five years after a qualifying retirement to exercise their options or SARs, as applicable or until the expiration date of the original grant, whichever comes first.  For this purpose, a “retirement” generally means a voluntary termination of employment after attaining the age of 55 and at least 10 years of continuous service or, for non-employee directors, leaving the Board after attaining the age of 65 and at least five years of continuous service.  Second, we made explicit our policy that the Company would never make an offer to repurchase outstanding “underwater” stock options for cash, or to exchange them for other securities, without prior shareholder approval.  We also clarified that cash-settled stock appreciation rights do not count against the maximum number of shares of common stock that can be issued under the Plan.  The Compensation Committee believes the “retirement” feature provides a meaningful benefit to all recipients of stock options and SARs, enhancing their overall post-retirement benefits and thereby promoting retention.  The Committee approved the explicit prohibition on repurchasing or exchanging “underwater” stock options without prior shareholder approval as a matter of good corporate governance and to remove any ambiguity as to whether the Committee would consider such a repurchase a “repricing”, which is already prohibited by our plan without prior shareholder approval.

Executive Compensation Philosophy and Objectives

The Committee strives to design compensation programs that attract and retain the best available talent while efficiently utilizing available resources and appropriately managing risk. The Committee seeks to compensate employees with a pay and benefits package that is competitive in the marketplace, appropriately reflects varying levels of responsibility within the Company, and is aligned with the interests of shareholders and sound risk management principles. The process for establishing executive compensation consists of targeting overall compensation and then allocating that compensation among base salary and short- and long-term incentive compensation (provided through annual cash incentive opportunity and long-term equity incentive compensation, respectively) thus driving behavior toward objectives that are aligned with shareholder interests.

Link between Pay and Performance

The Committee believes there should be a strong link between executive pay and Company performance.  Although a competitive compensation package must be provided in order to retain top talent, incentive compensation should mirror changes in the Company’s annual financial performance.  As is described in detail below, our executive compensation program has three core components: a competitive base salary, an annual cash incentive opportunity, and a long-term equity incentive opportunity.  The Committee has established financial performance and risk identification thresholds for determining incentive compensation pay levels.  As the Company’s performance changes so does the executive’s compensation.

To illustrate the connection between Company performance and executive compensation the charts and tables below show the Chief Executive Officer’s total compensation from the Summary Compensation Table for the three years ended December 31, 2010, and the Company’s performance for those same years expressed as earnings per share (“EPS”) and return on assets (“ROA”).

The tables above effectively demonstrate the relationship between Company performance and  CEO compensation.  As performance declined in 2009 from 2008 CEO compensation was reduced.  As performance rebounded in 2010 so did CEO compensation, however, as shown above, not yet to the levels of 2008.

Compensation Risk Oversight and Management

The Compensation Committee has risk oversight responsibility for the Company’s compensation programs.  In establishing incentive compensation arrangements for its executive officers, the Committee has made reasonable efforts to ensure that such arrangements do not encourage executive officers or other employees to take unnecessary and excessive risks that could threaten the value of the Company, either in the short or long-term.  The Committee assessed all Company compensation practices and policies for risk and concluded that none of them create risks that are reasonably likely to result in a material adverse effect on the Company.  Key factors in reaching this conclusion were (i) the shift toward greater base salary and equity awards, and lower annual cash incentive opportunities, for executive officers, (ii) the implementation of the “clawback” policy described above, (iii) the significant weighting of risk management goals in the annual cash incentive program, and (iv) the implementation of stock ownership guidelines and long-term hold requirements for shares acquired through equity incentive awards.  The Committee performed the compensation risk assessment by directing management to identify and report back to the Committee on the risk elements in each compensation program, making a threshold determination whether risks arising from any program create a reasonable likelihood of material adverse effect on the Company, and then implementing additional risk mitigation to compensation programs where appropriate.

Targeted Overall Compensation

The Compensation Committee undertakes an annual comprehensive evaluation of total compensation based on the principle that a meaningful portion of the executive’s pay should be in the form of incentive compensation that is tied to the short- and long-term best interests of the Company and its shareholders.

To assist the Committee in establishing targeted aggregate levels of compensation, the Committee engaged Amalfi Consulting LLC (“Amalfi”) to complete a total compensation review for key executive positions of the Company.  Total compensation is comprised of salary, annual incentive or bonus, long-term incentives (stock options, restricted stock, and other equity-based awards), all other compensation, and retirement benefits. Amalfi compared the total compensation of the Company’s key executives to a proxy peer group.  The proxy peer group consisted of 21 publicly traded financial institutions, listed below, that were comparable to the Company in asset size and geography, meaning assets from $600 million to $3 billion located in California, Oregon, Idaho and/or Washington.

1 Columbia Banking System, Inc. COLB Tacoma, WA
2 West Coast Bancorp WCBO Lake Oswego, OR
3 Cascade Bancorp CACB Bend, OR
4 TriCo Bancshares TCBK Chico, CA
5 AmericanWest Bancorporation AWBC Spokane, WA
6 Farmers & Merchants Bancorp FMCB Lodi, CA
7 Cascade Financial Corporation CASB Everett, WA
8 Heritage Commerce Corp HTBK San Jose, CA
9 PremierWest Bancorp PRWT Medford, OR
10 Horizon Financial Corp. HRZB Bellingham, WA
11 Sierra Bancorp BSRR Porterville, CA
12 City Bank CTBK Lynnwood, WA
13 Columbia Bancorp1 CBBO The Dalles, OR
14 Bank of Marin Bancorp BMRC Novato, CA
15 Bridge Capital Holdings BBNK San Jose, CA
16 Heritage Financial Corporation HFWA Olympia, WA
17 Washington Banking Company WBCO Burlington, WA
18 North Valley Bancorp NOVB Redding, CA
19 Bank of Commerce Holdings BOCH Redding, CA
20 Tamalpais Bancorp TAMB San Rafael, CA
21 First Northern Community Bancorp FNRN Dixon, CA

Peer group data was compiled from proxy statements filed with the SEC in 2009, reporting compensation paid in 2008. Data was then aged at an annual rate of 2% to reflect general market movement in executive compensation.  In general, the Company’s performance was near the 75th percentile of the custom peer group of 21 peers. The Company’s net interest margin, efficiency ratio, NPA/assets, and three year total return were all above the 75th percentile of the peer group.   Total compensation for the 21 peers was compared to compensation for key officers.  Additionally, Amalfi compared total compensation for the Company’s key officers to a survey data base.  This data base was compiled from Amalfi’s own customer collected data comprised of 105 public and private banks and survey information from the American Bankers Association (ABA), Bank Administration Institute (BAI), Crowe Chizek, Milliman and Watson Wyatt.   On the basis of total compensation, the key officers were on average 5% below the 50th percentile of the custom 21 member peer group.

In reviewing the information from Amalfi’s report, the Committee observed a wide range of compensation arrangements and pay information represented through the 21 peers as well as the broader survey information.  The Committee concluded the Company’s total compensation philosophy appropriately rewards management performance in line with the regional and national information provided thus meeting objectives to attract and retain quality executive management.  Further, it was clear that compensation arrangements will be an area of focus in the years ahead.

Total Compensation, Allocation among Components. Under the Committee’s compensation structure, the mix of base salary, annual cash incentive opportunity, and long-term equity incentive compensation varies depending upon the employment level, the degree to which the position can influence short- and long-term performance and the degree to which the executive has authority to expose the Company to incremental risk.  In allocating compensation among these components, the Committee believes that a relatively greater proportion of the total compensation opportunity of its Chief Executive Officer and President/Chief Operating Officer, the levels of management having the greatest ability to influence the Company’s performance, should be performance-based and variable (which for equity compensation includes appreciation or depreciation in the market price of the Company’s common stock). However, the Committee recognizes that certain critical control positions, such as the Chief Financial Officer and the Chief Credit Officer, should receive a relatively greater portion of their total compensation opportunity in the form of base salary versus incentive compensation to avoid creating incentives that could potentially undermine the exercise of sound judgment in these critical control functions. At other levels of management and staff, the Committee and management establish incentive compensation that includes both cash and equity awards that recognize the achievement of specific individual and departmental/regional performance goals in areas under the control of the employee. Company-wide performance, however, represents a portion of all officer incentive programs.

 While reviewing the component allocations the Committee considered the percentage of compensation at risk and to what degree the incentive compensation programs might encourage executives to take undue risk, with a view toward ensuring they do not.  With this in mind, the decision was made in 2010 to reduce annual cash incentive opportunities and increase base salaries and the long-term equity incentive compensation opportunity. The Committee believes that by maintaining the same overall levels of total direct compensation from 2009 to 2010 for executives while realigning the mix among components, our executive compensation program is now further aligned with the Committee’s overall compensation philosophy as described above and competitive with other companies in the same industry.

For 2010 the Committee restructured the cash incentive and equity opportunities as a percent of base salary as shown below.

	Base Salary	Cash Bonus Opportunity Percent of Base Salary	Amount in $	Equity Opportunity Percent of Base Salary	Amount in $	Total Compensation Opportunity
Hal M. Brown, Chief Executive Officer
2009	$298,700	60%	$179,220	30%	$89,610	$567,530
2010	354,706	20%	70,941	40%	141,883	567,530
Roger Busse, President /Chief Operating Officer
2009	267,800	60%	160,680	30%	80,340	508,820
2010	318,013	20%	63,603	40%	127,205	508,820
Michael Reynolds, Chief Financial Officer
2009	163,710	25%	40,927	15%	24,557	229,194
2010	191,250	10%	19,125	15%	28,688	239,063
Mitchell J. Hagstrom, President, Greater Eugene
2009	200,000	40%	80,000	19%	38,,000	318,000
2010	212,000	25%	53,000	25%	53,000	318,000
Charlotte Boxer, Director of Commercial Real Estate
2009	199,272	40%	79,709	20%	39,854	318,835
2010	212,557	25%	53,139	25%	53,139	318,835

Base Salaries. The Committee provides its executive management a level of assured cash compensation in the form of base salary that the Committee has concluded is competitive in the market, is based upon the experience level of the executive, is consistent with other companies with similar performance and complexity characteristics, and that promotes sound judgment in daily decision making.

As discussed above, executive base salaries were increased in 2010 as part of a re-allocation among total direct compensation components.  The base salary increases, effective March 1, 2010, are shown in the table above.

Incentive Cash Bonuses. The Committee’s practice is to provide annual cash incentive opportunities with payouts tied in whole or in part to achievement of pre-established Company-wide performance objectives. While the Committee believes it is appropriate for payouts to exceed target for exceptional performance, the incentive bonus plan is structured to impose a hard cap on potential payouts in order to ensure that payouts never exceed reasonable levels.  For 2010, payouts could range from 0% to 116% of target. For 2010 the performance goals for the Company were based upon four components: (i) achievement of budgeted earnings per share performance, weighted at 30%; (ii) a comparison of financial performance to national and regional peers, using return on assets, weighted at 20%, (iii) achievement of appropriate goal levels in five major risk management categories reflecting the overall safety and soundness of Pacific Continental Bank, weighted at 35%; and (iv) a subjective assessment of key factors that the Committee believes contribute to long-term increases in shareholder value, weighted at 15%.

Consistent with the Committee’s approach described above for allocating overall targeted compensation among the four components, the Committee established the 2010 target cash incentive opportunity levels for the Chief Executive Officer and Chief Operating Officer at 20% of annual base salary or $70,941 and $63,603 (compared to $179,220 and $160,680 cash incentive opportunities in 2009), respectively. Target 2010 cash incentive opportunities for the other Named Executive Officers were 10% of base salary for Mr. Reynolds and 25% for Mr. Hagstrom and Ms. Boxer.  100% of the cash incentive opportunity for the Chief Executive Officer and President/ Chief Operating Officer was based on performance against the Company-wide metrics outlined above and described below. For Mr. Reynolds 50% of the cash incentive opportunity, 20% of the opportunity for Mr. Hagstrom and 25% of the opportunity for Ms. Boxer was based on performance against the Company-wide objectives with the remainder based on performance against goals specific to their areas of responsibility.  For Mr. Reynolds, these goals focused on net interest margin, budget management and analysis, managing liquidity and capital, and performing a variety of other responsibilities related to finance and personnel management. For Mr. Hagstrom, goals included a 20% opportunity related to the Eugene market’s performance including deposit and loan growth, expense management and loan/operational quality with the remaining 60% opportunity related to Seattle and Portland market supervision, as well as responsibility for oversight of business banking and new product development. For Ms. Boxer, goals included effectively managing risk and credit losses within the commercial real estate and mortgage segments as well as finding stable and low risk commercial real estate loan opportunities in addition to personnel management.

Company-wide Performance Objectives and Results

Budgeted Financial Performance.  The target for 100% achievement of this objective was budgeted earnings per share of $0.42, with maximum and threshold payout opportunities of 130% and 20% of target, respectively, for earnings per share performance between $0.67 and $0.17.

Return on Assets Compared to Peer Group.  The return on assets component measured comparative performance on trailing four-quarter return on average assets for the period ended September 30, 2010, relative to two peer groups:  (i) the FDIC’s Uniform Bank Performance Report (“UBPR”) for the national peer group of all commercial insured banks with assets between $1 and $3 billion; and (ii) all Washington and Oregon banks with assets between $500 million and $2 billion.  Overall performance for this component was determined by the percentile performance against each of the two peer groups.  We needed to perform in the range of 85-89th percentile for a 100% payout for this component, with a maximum payout of 120% for the 100th percentile and threshold performance at the 40th percentile for any payout (at 35% of target).

Risk Management.  The Committee believes strongly that performance must be evaluated in the context of the Company’s risk profile to assess the quality of the Company’s earnings. There are many factors that contribute to the evaluation of Company risk.  In light of legal restrictions on public disclosure of bank regulatory risk ratings, the Committee designed a methodology for assessing the risk profile of Pacific Continental Bank to replace the bank regulatory ratings-based cash incentive component used in 2009. The Committee approved an evaluation matrix which is comprehensive and auditable. Within the matrix are five major risk units: (1) asset quality, (2) audit findings, (3) liquidity risk, (4) risk to capital, and (5) risk to earnings; weighted at 25, 20, 20, 20 and 15 percent of this performance component, respectively.  Within each of these five major risk units are three to seven quantitative measurements with individual threshold, low, high and maximum ranges of performance with corresponding weighting and achievement percentages ranging from 35 to 110 percent. A minimum weighted achievement of 35% was required for each of the five major risk units to contribute to the overall score. The major risk units exceeding that threshold were then multiplied by the applicable risk unit weighting, and these totals were summed to determine the overall score for this component. A threshold score of 50% was required for any payout for the risk management component, with a maximum payout at 100%.

Drivers of Long-Term Shareholder Value.  For this component, the Committee selected and subjectively evaluated attributes that the Committee believes contribute to long-term increases in shareholder value.  Among these attributes are client satisfaction, new business development, strategic planning and execution, and expense control.  Performance for this component was measured through a Board member survey using a 10-point scale, with a target composite score of 8.0 for 100% payout, and maximum and threshold payouts of 120% and 50% for composite scores of 10.0 and 5.0, respectively.

Achievement and Overall Payouts.

Company-Wide Performance Objectives.  Actual performance against the 2010 Company-wide performance objectives is shown in the table below:

Component	Weighting (as % of Total Incentive Opportunity)	Company Performance	Component Achievement Level	Weighted Achievement Level (as % of Total Incentive Opportunity)
Earnings Per Share	30%	$0.28	60.3%	18.09%
Relative ROA	20%	45% national; 70% regional	50.0%	10.00%
Risk Management	35%	69.3%	69.3%	24.25%
Shareholder Value	15%	7.34 score	90.0%	13.50%
Total	100%	--	--	65.84%

Overall payout for Company-wide objectives was 65.84 % of target.  This compares to a 31.25% payout for 2009 objectives, an indication of the effectiveness of the incentive program to reflect and reward corporate achievement.  As noted above, the payouts for Messrs. Brown and Busse were based entirely on performance against these Company-wide objectives, resulting in 2010 cash incentive payouts in the amounts of $46,708 and $41,876, respectively.

As noted above, the payout for other named executive officers was based on both Company-wide performance and the achievement of region/department objectives.  Messrs. Hagstrom, Reynolds and Ms. Boxer achieved 91.0%, 77.7% and 77.2% of their region/department objectives, respectively, which together with performance against Company-wide objectives resulted in 2010 cash incentive payouts of $48,425, $13,726 and $39,514 respectively.

Equity Compensation. The Committee believes that equity compensation awards to executives and all other employees should be based upon the economic value of the award at the time of grant and should be considered a part of total direct compensation. The Committee views annual awards of equity compensation as being appropriate to provide a continuous incentive to all levels of employees aligned with shareholder interests. Although the Committee views annual equity awards as a best practice, all grants of equity compensation are subject to approval by the full Board of Directors. Further, based upon the prior exercise patterns of executive and employee groups, the Committee determined that different types of equity grants should be awarded based on these patterns of exercise. The Committee considers the individual and Company’s performance in determining the total and individual equity grant awards. The vesting of equity awards is not tied to the achievement of any future goals or objectives.  Stock options and stock appreciation rights expire ten years from the date of grant and vest in 25% increments on each of the first four anniversaries of the grant date.

The Committee determined that the following types of awards were appropriate for different levels of employees.

Executive Management	Incentive stock options
SVP/Team Leaders	Stock appreciation rights settled in stock
Other Officers	Stock appreciation rights settled in stock
All other employees	Stock appreciation rights settled in stock

The basis of the different types of awards to different levels of employees relates to the Committee’s philosophy of encouraging executives and officers who have the most impact on Company performance to become long-term owners of the Company, which aligns their investment interests to those of shareholders. It also rewards non-management employees for overall Company performance with stock appreciation rights settled in stock based on the appreciation of the Company’s share price while minimizing the dilutive effect from the exercise of stock options.  Beginning in 2011 the Compensation Committee intends to recommend a portion of equity awards to executive officers in the form of restricted stock units, in keeping with more recent trends in executive compensation.

Consistent with the Committee’s total compensation approach, the Committee established target equity compensation levels for the Chief Executive Officer, President/Chief Operating Officer, other executive management, and all other employees based upon the economic value of the equity award at the time of the grant as a percentage of base salary. Actual equity grants are awarded as a percentage of the targeted equity compensation based on several factors, not specifically weighted, including the employee’s attainment of previous year’s individual objectives, consideration of increased employee responsibilities, and a subjective assessment of the employee’s future potential in helping the Company meet its long-term goals.

The Committee’s practice is to annually award equity compensation during the first half of each year outside of the periods when the Company restricts insiders from engaging in Company stock transactions. These awards are made as early as practicable in the year, generally March or April, in order to most closely correlate the employee’s previous year’s performance with the equity award. The Compensation Committee’s schedule is determined several months in advance, and the proximity of any awards to earnings announcements or other market events is coincidental.

Based on the results achieved during 2009 and to incent strong future performance, the Committee awarded stock options to the named executive officers in April 2010. For Messrs Brown and Busse the Committee approved an option grant with an economic value equal to 24% of their base salary, or 80% of the equity opportunity. Messrs. Hagstrom, Reynolds and Ms. Boxer, the other named executive officers, were granted stock options equal to 16.3%, 15.0% and 17.6% of their respective base salaries, or 86%, 100% and 88% of their respective equity opportunities.

Executive Employment, Severance and Change of Control Agreements

The Committee believes that employment, severance and change of control agreements are appropriate for its senior management and top executives. The Company has entered into Employment Agreements with the Chief Executive Officer and the President/Chief Operating Officer that provide for severance payments in the event employment is terminated without cause or for good reason (as defined) and provides for cash payment in the event of a change of control (as defined). The Company has also entered into Change of Control, Severance/Salary Continuation Agreements with certain other executive management and key employees. The Change of Control, Severance/Salary Continuation Agreements provide for cash payments and employment opportunities in the event of a change in control.

With respect to the change of control provisions in the Employment Agreements and the Change of Control, Severance/Salary Continuation Agreements, the Committee believes that executive management and certain other key employees have contributed significantly to the success of the Company and should be given some degree of economic security in the event of a change of control. Further, it is the Committee’s belief that the interests of shareholders will be best served if the interests of executive management and other key officers are aligned. Providing change of control benefits eliminates, or at least reduces, any potential reluctance of executive management to pursue potential change of control transactions that may be in the best interests of the shareholders. In addition, the Committee believes it is important that in the event of a change of control, the acquiror or surviving entity continues to have the benefit of our executives’ services. Therefore, for those employees with a Change of Control, Severance/Salary Continuation Agreement, salary continuation is incorporated into the agreement. The salary continuation provision allows the acquiring entity to retain employees to assist during the transition and guarantees the executive or officer with a base salary and bonus during this transition. If the acquiring entity chooses not to retain the employees, then the acquiring entity is required to pay in a lump sum, an amount equal to the salary plus targeted bonus for the remainder of the salary continuation period. This payment may be in addition to a change of control payment made at the time of the closing of the transaction. The Committee believes the salary continuation portion of the agreement serves the best interests of shareholders since in a change of control transaction shareholders may receive stock in the acquiring entity. By allowing the acquiring entity the option to continue the employment of key executives and officers through the salary continuation agreement, the new entity has better prospects for future growth and earnings which serves the interests of shareholders.

401(k)/Profit Sharing Plan

The Bank has a 401(k)/Profit Sharing Plan ("401(k) Plan") covering substantially all employees. An employee must be at least 18 years of age and have one year of service with the Bank to be eligible for the 401(k) Plan ("Effective Date"). Under the 401(k) Plan, participants may defer a percentage of their compensation, the dollar amount of which may not exceed the limit as governed by law. At the discretion of the Board, the Bank may also elect to pay a discretionary matching contribution.  The 401(k) Plan provides that contributions made are 100% vested immediately upon the participant’s Effective Date. The Bank acts as the Plan Administrator of the 401(k) Plan. The Bank’s 401(k) Plan Administrative Committee in consultation with the plan trustees determines general investment options. The 401(k) Plan participants make specific investment decisions.

The Compensation Committee uses the annual return on average assets to determine the dollar amount of the employee match. For example, an annual return on average assets (“ROA”) of 0.75% would result in the Company contributing $0.75 for every $1.00 up to 6% of the eligible employee’s compensation.  ROA performance for 2010 was 0.43% and resulted in a match of $0.43 contribution for every $1.00 contributed up to 6% of the eligible employee’s base compensation.  The Bank made contributions of $252,403 to the 401(k) Plan for 2010.  No contribution was made to the 401(k) Plan in 2009 as the Company did not achieve a positive ROA.

Perquisites and Other Benefits

The Committee annually reviews executive management’s perquisites. The primary perquisites for a few members of executive management are the payment of initiation fees and monthly dues for social and athletic clubs. The Committee encourages select executive management and other officers to belong to a social or athletic club so there is an appropriate entertainment forum available for existing and prospective clients. In addition to select club fees and dues, two members of executive management were provided with Company-owned vehicles, though only one will continue to be provided during 2011. The Committee believes these perquisites are reasonable and a necessary element of a competitive compensation package relative to our peers.

Executive management also participates in the Company’s other benefit plans on the same terms as all other employees. These plans include employer 401(k) contributions, medical and dental insurance, life insurance, and charitable gift matching. Relocation benefits may also be reimbursed, but are individually negotiated as they occur.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid or accrued during the last three fiscal years to the Chief Executive Officer, Chief Financial Officer, and the next three most highly compensated executive officers in 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Non-Equity Incentive Plan Compensation ($)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Hal M. Brown, Chief Executive Officer	2010 2009 2008	$345,372 297,250 290,000	$46,708 56,006 153,120	$71,688 76,560 58,000	$8,859 45 17,998	$472,627 429,861 519,118
Michael Reynolds, EVP, Chief Financial Officer	2010 2009 2008	$186,660 163,175 158,750	$13,726 26,859 36,514	$24,557 24,075 22,500	$4,979 45 12,529	$229,922 214,154 230,293
Roger Busse, President/Chief Operating Officer	2010 2009 2008	$309,644 266,500 259,999	$41,876 50,213 137,280	$64,272 68,640 52,000	$8,034 45 17,998	$423,781 385,398 467,277
Mitchell J. Hagstrom, President, Greater Eugene Market	2010	$210,000	$48,425	$28,988	$5,514	$292,927
Charlotte Boxer, President, Director of Commercial Real Estate	2010 2009	$210,343 198,010	$39,514 73,805	$35,072 36,059	$5,529 45	$290,458 307,919

(1)	Mr. Brown’s salary for 2008 has been adjusted to reflect the deduction of the car expense which is now included in the All Other Compensation column.

(2)
The amount reflects the grant date 10-year fair value of the stock options of $5.40 based on the price of the Company’s common stock at the close of business on April 20, 2010 ($11.30), the date the options were granted.  The amounts reported for 2009 and 2010 reflect a change in SEC rules which formerly required reporting the aggregate expense recognized during the year for all equity awards, including awards granted in prior years.  Amounts for 2008 have been restated in accordance with these new rules.  The material terms of the stock options are discussed below.  These amounts do not reflect the amounts paid to or realized by the executive.  A discussion of the assumptions used in expensing the award values may be found in Note 13 to our 2010 audited financial statements of our Form 10-K.

(3)
The amounts for the executive officers for the years 2008 have been adjusted to exclude medical and dental premiums which were previously included and reflect the amounts paid by the Company on behalf of the executives for 401(k) contributions. A car expense is included for Mr. Brown in his 2008 All Other Compensation column.

Equity Compensation

The Company and shareholders previously approved a 1999 employee stock option plan ("Former Equity Plan"), which provided for the grant of options that qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, and nonqualified stock options to employees.  In 2006, the Board adopted and the shareholders approved the current 2006 Stock Option and Equity Compensation Plan (“2006 Equity Plan”) for the benefit of employees and non-employee directors that provides for the grant of up to 500,000 shares of the Company's common stock.  In addition to incentive and nonqualified stock options, the 2006 Equity Plan also provides for the grant of restricted stock awards, stock appreciation rights (“SARs”) and restricted stock units. The 2006 Equity Plan has a term of ten years and is administered by the Company’s Compensation Committee.  The Former Equity Plan has been frozen (however, outstanding options previously granted still exist), and all grants of awards to employees are made under the 2006 Equity Plan. All awards granted were made at the fair market price, based on the closing price of the Company's common stock on the date of grant.  Information regarding the 1999 and 2006 Equity Plans can be found in Note 13 to the Company's financial statements, included in the accompanying Annual Report.  At the 2009 annual meeting, shareholders approved increasing the number of shares available for grant under the 2006 Equity Plan by 500,000 shares, and at December 31, 2010, 183,090 shares remained available for grant.

The Company’s 2006 Equity Plan was recently amended to (i) prohibit the Company from repurchasing stock options without shareholder approval; and (ii) add a retirement feature to allow holders of vested stock options and SARs who meet the definition of “retirement,” an extended period to exercise their awards.  A complete description of these amendments is set forth in the “Compensation Discussion & Analysis – Equity Incentive Plan Amendments.”

Equity Grants.  In April 2010, employees were awarded, in the aggregate, stock options to acquire 62,475 shares of Company common stock and 126,499 stock appreciation rights to be settled in stock.  The options and stock appreciation rights expire in ten years from the date of grant and vest in 25% increments on each of the first four anniversaries of the grant date, becoming fully vested in April 2014.  Assumptions used in determining the fair market value of the awards granted in 2010 can be found in Note 13 to the Company's financial statements, included in the accompanying Annual Report.

Plan Based Awards Granted to the Named Executive Officers. The following table sets forth certain information concerning plan-based awards granted to the named executive officers in 2010.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards $	Grant Date Fair Value of Stock and Option Awards $
		Thresh- old ($)	Target ($)	Maxi- mum ($)
Hal M. Brown (1))	1/19/10	$26,958	$70,941	$82,292
(2)	4/20/10				13,275	$11.30	$71,688
Michael Reynolds (1)	1/19/10	$8,416	$19,125	$20,656
(2)	4/20/10				4,547	$11.30	$24,557
Roger Busse (1)	1/19/10	24,169	$63,603	$73,779
(2)	4/20/10				11,902	$11.30	$64,272
Mitchell J. Hagstrom (1)	1/19/10	$25,228	$53,000	$54,696
(2)	4/20/10				5,535	$11.30	$28,988
Charlotte Boxer (1)	1/19/10	$23,381	$53,139	$57,310
(2)	4/20/10				6,494	$11.30	$35,072

(1)
Represents threshold, target and maximum payout levels under the Company’s executive incentive bonus plan for 2010 performance.  The actual amount of incentive bonus earned by each Named Executive Officer in 2010 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.  Additional information regarding the components of the executive incentive bonus plan is included in the CD&A.

(2)
The amount reflects the grant date 10-year fair value of the stock options ($5.40) based on the price of the Company’s common stock at the close of business on the date the options were granted ($11.30).  A discussion of the assumptions used in expensing the award values may be found in Note 13 of our 2010 audited financial statements of our Form 10-K.  The options were granted under the terms of the 2006 Equity Plan, expire on 4/20/2020 and vest 25% on each of the first four anniversaries of the grant date becoming fully vested on 4/20/2014.

Option Exercises and Stock Vested

No options were exercised and no stock vested during the fiscal year 2010.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on all outstanding awards at fiscal year-end 2010.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Hal M. Brown	18,333(1) 12,243(2) 12,209(3) 9,063(4) 6,344(5) 0(6)	0 0 4,070 9,062 19,032 13,275	$ 7.09 16.34 18.39 14.44 12.07 11.30	9/18/2012 9/19/2016 2/13/2017 2/20/2018 4/21/2019 4/20/2020
Michael Reynolds	5,313(2) 3,532(3) 3,516(4) 1,995(5) 0(6)	0 1,177 3,515 5,984 4,547	16.34 18.39 14.44 12.07 11.30	9/19/2016 2/13/2017 2/20/2018 4/21/2019 4/20/2020
Roger Busse	9,790(2) 9,763(3) 8,125(4) 5,688(5) 0(6)	0 3,254 8,125 17,063 11,902	16.34 18.39 14.44 12.07 11.30	9/19/2016 2/13/2017 2/20/2018 4/21/2019 4/20/2020
Mitchell J. Hagstrom	5,335(2) 4,255(3) 3,652(4) 1,978(5) 0(6)	0 1,418 3,651 5,932 5,368	16.34 18.39 14.44 12.07 11.30	9/16/2016 2/13/2017 2/20/2018 4/21/2019 4/20/2020
Charlotte Boxer	6,534(2) 4,457(3) 5,344(4) 2,988(5) 0(6)	0 1,486 5,343 8,963 6,494	16.34 18.39 14.44 12.07 11.30	9/16/2016 2/13/2017 2/20/2018 4/21/2019 4/20/2020
_________

* Adjusted to reflect all stock splits and stock dividends.

(1)	Granted under the terms of the 1999 Employee Stock Option Plan and are fully vested.

(2)	Granted under the terms of the 2006 Employee Stock Option Plan and are fully vested.

(3)	Granted under the terms of the 2006 Employee Stock Option Plan. The options vest 25% on each of the four anniversaries of the grant becoming fully vested on 2/13/2011.

(4)	Granted under the terms of the 2006 Employee Stock Option Plan. The options vest 25% on each of the four anniversaries of the grant date becoming fully vested on 2/20/2012.

(5)	Granted under the terms of the 2006 Employee Stock Option Plan. The options vest 25% on each of the four anniversaries of the grant date becoming fully vested on 04/21/2013.

(6)	Granted under the terms of the 2006 Employee Stock Option Plan. The options vest 25% on each of the four anniversaries of the grant date becoming fully vested on 4/20/2014.

Post Employment and Termination Benefits

Below are summaries of certain agreements between the named executive officers and the Company or the Bank. These summaries are qualified in their entirety by reference to the individual agreements.

Hal M. Brown Employment Agreement. During 2002 the Bank and Company entered into an Employment Agreement (“Agreement”) with Hal Brown, who was elected to the Board of Directors and appointed President and Chief Executive Officer for both the Company and the Bank in 2002. In 2006 and 2007, respectively, Mr. Brown relinquished his role of President of the Bank and the Company.  Mr. Brown remains Chief Executive Officer of both the Company and the Bank. The original Agreement was for a term of three years, expiring on April 30, 2005.  In November 2007, the Board amended the Agreement, entered into a replacement agreement with Mr. Brown, and extended the original expiration date to April 30, 2010.  The Board annually considers extending the Agreement by an additional year, thereby reestablishing a new three-year term.  During 2010 the Board extended the Agreement which now expires April 30, 2013.  In the event Mr. Brown terminates his employment before the term ends for “good reason” or his employment is terminated by the Company or the Bank "without cause,” Mr. Brown will be entitled to receive compensation (including any potential bonus) and benefits in the amounts that he would have received had he been employed, including any employer 401(k) payments made by the Company, for a period of 12 months from the date of termination, and all unvested equity awards will become immediately vested upon termination. In addition, the Agreement provides for severance payments in the event employment is terminated (i) voluntarily (for good reason) or involuntarily (without cause) within one year after a change in control (as defined); or (ii) involuntarily (without cause) or voluntarily (for good reason) within one year prior to the Company entering into an agreement for a change of control. In either event, Mr. Brown will be eligible to receive a lump sum payment equal to a multiple of two and one half times his “potential annual compensation,” less the amount of any Termination Payments (as defined), the continuation of certain benefits, including portions of medical and dental premiums for a period of the later of one year or upon closing of a change in control, and the immediate vesting of all unvested equity awards upon closing of the change in control or termination. In the event of voluntary termination without good reason, death, or disability that results in his inability to perform his duties, Mr. Brown will receive all compensation and benefits earned and expenses reimbursable through the date of his termination. Payments made under Mr. Brown’s agreement are limited to the provisions of Section 280G(b)(2)(A) of the Internal Revenue Code.

The agreement also precludes Mr. Brown from directly or indirectly soliciting any employee or client of the Bank or the Company, that would result in the employee terminating his or her employment or the client terminating his or her relationship with the Bank or the Company for a period of two years.

Roger Busse Employment Agreement. During 2006 the Bank and Company entered into an Employment Agreement (“Agreement”) with Roger Busse, who was appointed President and Chief Operating Officer of the Bank in 2006 and of the Company in April 2007.  The original Agreement was for a term of three years, expiring on April 30, 2009.  The Board annually considers extending the Agreement by an additional year, thereby reestablishing a new three-year term.  In November of 2007, the Board amended the Agreement, entered into a replacement agreement with Mr. Busse and extended the original expiration date to April 30, 2010.  The Board annually considers extending the Agreement by an additional year, thereby reestablishing a new three-year term.  During 2010 the Board extended the Agreement which now expires April 30, 2013.

The terms of Mr. Busse’s Agreement are essentially identical to those of Mr. Brown’s employment agreement.  The Agreement provides severance benefits and change in control severance benefits on the same terms and calculated in the same manner as Mr. Brown’s, except that in the event of a change in control, Mr. Busse will be eligible to receive a lump sum payment equal to a multiple of two times his “potential annual compensation.”

Mr. Busse’s employment agreement includes a prohibition from soliciting employees or clients of the Bank or the Company identical to the prohibition in Mr. Brown’s agreement, and limits payments made under his agreement to the provisions of Section 280G(b)(2)(A) of the Internal Revenue Code.

The table below shows the maximum amounts that could be paid to Messrs. Brown and Busse, the Chief Executive Officer and President/Chief Operating Officer, respectively, under their respective agreements. The following information is based on (i) the executive's salary at December 31, 2010; and (ii) assumes the triggering event was December 31, 2010.

	Chief Executive Officer		President/Chief Operating Officer
	Termination (without cause)	Termination Due to a Change in Control	Termination (without cause)	Termination Due to a Change in Control
Base salary	$354,706	$886,765	$318,013	$636,026
Targeted bonus	70,941	177,353	63,603	127,207
Healthcare and other benefits	12,580	12,580	20,066	20,066
401(k) employer contribution(1)	9,151	9,151	8,205	8,205
Fair market values of accelerated equity vesting (2)	0	0	0	0
Perquisites	0	0	0	0
Total	$447,378	$1,085,849	$409,887	$791,504

(1)
For the purposes of this table the 2010 401(k) employer match of $0.43 per $1.00 contributed by the employee up to 6% of base compensation was used. The 401(k) employer match is determined annually by the Company’s Compensation Committee and in the event of a termination would most likely be different than that shown in the example above.

(2)
For the purposes of this table the fair market value of the accelerated vesting of equity awards is determined as being the difference between the Company’s December 31, 2010, closing stock price of $10.06 and the strike price of the accelerated equity awards.  However, in the event of a change of control, the per share settlement stock price could be substantially higher than that used in this table.

Executive Severance Agreements. During 2005, the Bank entered into Severance/Salary Continuation Severance Agreements with certain executive officers, including Messrs. Reynolds, Hagstrom and Ms. Boxer. Under these agreements, the executives are entitled to receive a Change in Control Payment (as defined) in the event (i) they remain employed with the Company and the Bank through the closing of a change in control or (ii) the Company or the Bank terminates employment without cause or the executive resigns for good reason before a change in control, and, within 12-months thereafter, the Company or the Bank enters into an agreement or an announcement is made regarding a change in control. The single cash payment due if the executive remains through a change in control is equal to one times executive’s compensation for Mr. Reynolds and one-half times executive’s compensation for the other named executives. In the case of a Termination Event (as defined) after a change in control, the executives are also entitled to a salary continuation payment, payable in a lump sum, equal to 12 months of Post Change in Control Salary (as defined) for Mr. Reynolds, and equal to 18 months Post Change in Control Salary (as defined) for executives Hagstrom and Boxer. Payments made under the respective agreements are limited to the provisions of Section 280G(b)(2)(A) of the Internal Revenue Code.

The agreements also precludes the executives from directly or indirectly soliciting any employee or client of the Bank or the Company to terminate his or her or the client’s relationship with the Bank or the Company (i) during the Salary Continuation Period (as defined) which for Mr. Reynolds is 12 months and for executives Hagstrom and Boxer is 18 months; or (ii) if executive receives a Change in Control Payment but not a Salary Continuation Payment (as defined), in the case of Mr. Reynolds for 12 months, and in the case of Mr. Hagstrom and Ms. Boxer for six months.

The table below illustrates the compensation due to these executives upon a change of control, the dollar range due at closing, and the total amount due at closing for all agreements. Secondly, a column illustrating the terms of employment agreements and the value of those agreements in the event the employees are not retained by the acquiring entity. Lastly a column showing the maximum amount due the employees for both the payment due at closing and the payment due in the event the employees are not retained by the acquiring entity.

The table below shows the maximum amounts that could be paid to the executives Reynolds, Hagstrom and Boxer under their respective agreements. The following information is based on (i) the executive's salary at December 31, 2010; and (ii) assumes the triggering event was December 31, 2010.

	Change of Control Payment Due at Closing		Termination without Cause Following Change in Control		Total Payments to Executive (1)
	Salary	Bonus	Salary	Bonus
Michael Reynolds	$191,250	$19,125	$191,250	$19,125	$420,750
Mitchell J. Hagstrom	106,000	26,500	318,000	79,500	530,000
Charlotte Boxer	106,279	26,570	318,836	79,709	531,394
__________

(1)	Includes amounts received pursuant to change in control and salary continuation payments.

DIRECTOR COMPENSATION

Director compensation is evaluated and recommended by the Company’s Compensation Committee and approved by the Board of Directors. The Company does not pay directors who are also employees of the Company or the Bank for their service as directors.

Within the financial services industry, director cash compensation is generally comprised of an annual retainer and board and committee attendance fees. It is customary that the board chair receive greater compensation. Recent trends also suggest that directors serving on certain committees receive additional compensation. The Committee considered all of these factors in determining director compensation methodology for 2010.  Each non-employee director of the Company received a cash retainer of $2,100 per month, a restricted stock grant valued at $7,000, and fees for each meeting attended. Directors may miss two scheduled board meetings per year without compensation penalty. Committee chairs and non-employee members of the Executive Committee who are not otherwise a committee or board chair each receive an additional quarterly retainer of $1,500 while the board chair and the chair of the Audit committee receive an additional quarterly retainer of $2,800 and $2,500, respectively.  In addition to the annual retainer, attendance at committee meetings or special board meetings entitles non-employee directors to additional compensation in the amount of $200 for attendance at in-person/or video conference meetings and $100 for meetings held by telephone.

The Company has established a Director Stock Election Plan that provides directors the opportunity of investing director and committee fees in Company common stock in lieu of receiving cash.  The plan operates as individual 10b5-1 stock trading plans that require among things, that the directors enter into the plan at a time when they are not aware of any material non-public information; the plan clearly sets out the allocation provisions of how the fees are to be invested; and the director has no discretion over the purchases.

Historically the non-employee Company directors have received equity compensation. The Committee believes a portion of director compensation should be in the form of equity compensation because it aligns the interests of the Board of Directors to those of the shareholders. Under the 2006 Equity Plan, directors may receive nonqualified stock options, restricted stock, restricted stock units, and stock appreciation rights.

The Committee determined that annual awards of equity compensation were appropriate to provide a form of continuous performance incentive. Although the Committee feels annual equity awards are a best practice, all grants are subject to approval by the full Board of Directors. For 2010 the Committee determined that restricted stock was the best form of equity compensation.

During April  2010, 619 shares of restricted stock, valued at $11.30 per share or $6,995, were granted to each non-executive director for an aggregate total of 4,952 shares valued at $55,958.  The restricted shares vested immediately.  The fair market value of the stock option grant was based on the price of the Company's common stock at the close of business on April 20, 2010.

At fiscal year end, the non-employee directors had outstanding stock option awards, vested and unvested, to purchase shares of the Company as follows: Mr. Ballin 6,591 shares; Ms. Hatch 3,841 shares Mr. Heijer 9,353 shares; Mr. Holcomb 6,591; shares; Mr. Holzgang 6,591; shares; Mr. Krahmer 6,591 shares; Mr. Montgomery 6,591 shares; and Mr. Rickman 6,591 shares; for an aggregate total of 52,740 shares.

in January 2011, the Compensation Committee adopted stock ownership and retention guidelines for non-employee directors, requiring them to retain 100% of net shares acquired from equity awards (after satisfying taxes and exercise prices) until they hold shares with a value of at least two times the base annual board retainer, and thereafter to retain at least 75% of net shares acquired from equity awards for at least two years.

The following table shows compensation paid or accrued for the last fiscal year to the Company's non-employee directors. Mr. Brown is not included in the table as he is an employee of the Company, and thus, receives no compensation for his services as a director.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Equity Awards ($)(2)	Total ($)
Robert A. Ballin	$40,200	$6,995	$47,195
Cathi Hatch	30,400	6,995	37,395
Michael E. Heijer	33,100	6,995	40,095
Michael S. Holcomb	$31,300	$6,995	$38,295
Michael D. Holzgang	37,000	6,995	43,995
Donald L. Krahmer, Jr.	39,100	6,995	46,095
Donald G. Montgomery	36,700	6,995	43,695
John H. Rickman	38,300	6,995	45,295
R. Jay Tejera	3,000	0	3,000
_________

(1)	Amount shown for Mr. Ballin represents (i) annual retainer fee of $25,200; (ii) retainer fees of $11,200 for service as board chair; and (iii) per meeting committee attendance fees of $3,800.

Amount shown for Ms. Hatch represents (i) annual retainer fee of $25,200; and (ii) per meeting committee attendance fees of $5,200.

Amount shown for Mr. Heijer represents (i) annual retainer fee of $25,200; and (ii) per meeting committee attendance fees of $7,900.

Amount shown for Mr. Holcomb represents (i) annual retainer fee of $25,200; and (ii) per meeting committee attendance fees of $6,100.

Amount shown for Mr. Holzgang represents (i) annual retainer fee of $25,200; (ii) retainer fees of $6,000 for service as Governance/Nominating committee chair; and (iii) per meeting committee attendance fees of $5,800.

Amount shown for Mr. Krahmer represents (i) annual retainer fee of $25,200; (ii) retainer fees of $10,000 for service as Audit committee chair; and (iii) per meeting committee attendance fees of $3,900.

Amount shown for Mr. Montgomery represents (i) annual retainer fee of $25,200; (ii) retainer fees of $6,000 for service as Compensation committee chair; and (iii) per meeting committee attendance fees of $5,500.

Amount shown for Mr. Rickman represents (i) annual retainer fee of $25,200; (ii) retainer fees of $6,000 for service as Asset/liability committee chair; and (iii) per meeting committee attendance fees of $7,100.

Amount shown for Mr. Tejera represents the amount received through his resignation in February 2010;  (i) retainer fee of $2,100; and (ii) per meeting committee attendance fees of $900.

(2)
Represents the grant date fair value of stock awards granted to each director in 2010, based on the price of the Company’s common stock at the close of business on April 20, 2010, ($11.30), the date in which the restricted stock award was granted.

TRANSACTIONS WITH MANAGEMENT

Transactions between the Company or its affiliates and related persons (including directors and executive officers of the Company and the Bank, or their immediate family) are approved by the Corporate Governance/Nominating Committee, in accordance with the policies and procedures set forth in the policy governing "related persons transactions" adopted by the Board of Directors. Under the Related Persons Transaction Policy, a transaction between a “related person” shall be consummated only if (i) the designated committee, or a majority of the disinterested independent members of the Board, approves or ratifies such transaction in accordance with the guidelines set forth in the policy; and (ii) if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

During 2010, the Bank has had, and expects to have in the future, banking transactions, including loans, in the ordinary course of business with directors, executive officers, their immediate family members and their associates, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, which transactions do not involve more than the normal risk of collection or present other unfavorable features. All such loans were made in the ordinary course of the Bank’s business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and in the opinion of management, do not involve any undue credit risk to the Bank.

PROPOSAL NO. 2

ADVISORY (NON-BINDING) VOTE

ON EXECUTIVE COMPENSATION

Pursuant to recently enacted law and implementing regulations, we are providing you the opportunity, as a shareholder, to endorse or not endorse our executive pay program through the following non-binding resolution:

“RESOLVED, that the shareholders approve the compensation of executive officers as described in the Compensation Discussion & Analysis and the tabular disclosures regarding Named Executive compensation (together with the accompanying narrative disclosures) in this proxy statement.”

We believe that our compensation policies and procedures are strongly aligned with the long-term interests of our shareholders.  The Company’s compensation program is guided by the philosophy that total executive compensation should vary based on achievement of both individual and corporate goals and objectives, and should be focused on long-term strategies to build shareholder value.

As more fully discussed in the Compensation Discussion and Analysis under the heading “Link between Pay and Performance”, the compensation of our executives is closely aligned with the Company’s financial performance.  Our CEO’s compensation declined in 2009 from 2008, consistent with the decline in the Company’s financial results, and increased somewhat in 2010 in-line with the Company’s improved results (although still less than 2008 total compensation).

Because your vote is advisory, it will not be binding upon the Board of Directors.  However, the Compensation Committee values the opinions that our shareholders express in their votes, and will take into account the outcome of the vote when considering future executive compensation decisions.

Vote Required and Board Recommendation

The proposal to approve the advisory (non-binding) vote on executive compensation requires the affirmative vote FOR of a majority of the shares present and voting on this matter.

The Board of Directors unanimously recommends a vote “FOR” approval of the compensation of executive officers as described in the Compensation Discussion and Analysis and the tabular disclosures regarding Named Executive compensation (together with the accompanying narrative disclosures) in this proxy statement.

PROPOSAL NO. 3

ADVISORY (NON-BINDING) VOTE ON FREQUENCY OF

SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION

Shareholders are being asked whether an advisory vote on executive compensation, as described in Proposal No. 2, should be held every one, two or three years.  Pursuant to  recently enacted law and implementing regulations, shareholders must vote on the executive compensation paid to executive officers at least every three years, and that a vote on the frequency of such vote must occur every six years.

As noted above, for reasons similar to our decision to elect the entire Board on an annual basis, the Board believes that an annual vote on compensation provides the highest level of accountability and direct communication, by enabling the vote on executive compensation to correspond to the majority of the information presented in the accompanying proxy statement for the applicable shareholders’ meeting.  The Board also believes this approach will provide management and the Compensation Committee with closer to real-time and more direct feedback on the Company’s current compensation practices, and better allows management and the Compensation Committee to measure how they have responded to the prior year’s vote.  Administratively and from a corporate governance perspective, preparing for an annual vote would lend itself to procedural consistency from year to year.

Because your vote is advisory, it will not be binding upon the Board of Directors.  However, the Compensation Committee values the opinions that our shareholders express in their votes, and will take into account the outcome of the vote in determining the frequency in which a shareholder vote on executive compensation will be held.  Such decision will be published in a Form 8-K to be filed by the Company no later than 150 days after the date of the 2011 Annual Meeting.

Vote Required and Board Recommendation

The frequency of the vote on executive compensation will be based upon which option receives the greatest number of votes.  Shareholders will have the opportunity to vote for one year, two years, three years, or to abstain.

For the reasons described above, the Board of Directors unanimously recommends you choose to vote for approval of executive compensation “every year.”  Your vote is to choose the frequency of the vote (one, two or three years), not to approve or disapprove the Board’s recommendation.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Moss Adams LLP currently serves as our independent registered public accounting firm, and that firm conducted the audit of our financial statements for the fiscal years ended December 31, 2010, 2009 and 2008.  The Audit Committee has appointed Moss Adams LLP to serve as the Company’s independent registered public accounting firm to conduct an audit of the financial statements for fiscal year 2011.

Appointment of the Company’s independent registered public accounting firm is not required to be submitted to a vote of our shareholders for ratification.  However, upon the recommendation of the Corporate Governance/Nominating Committee, the Board has determined to submit the selection of auditors to our shareholders for ratification.  In the event our shareholders fail to ratify the appointment, the Audit Committee may reconsider whether to retain Moss Adams LLP, and may retain that firm or another without re-submitting the matter to our shareholders.  Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s and its shareholders’ best interest.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Moss Adams LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

AUDITORS

Moss Adams LLP, independent registered public accounting firm, performed the audit of the consolidated financial statements for the Company for the year ended December 31, 2010. Representatives of Moss Adams LLP will be present at the Annual Meeting, and will have the opportunity to make a statement if they so desire. They also will be available to respond to appropriate questions.

The report from Moss Adams LLP for the fiscal years ended December 31, 2010, and December 31, 2009, respectively, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

For the years ended December 31, 2010 and 2009, respectively, Moss Adams LLP did not advise the Company of any of the following matters:

1.	That the internal controls necessary for the Company to develop reliable financial statements did not exist;

2.
That information had come to their attention that had led it to no longer be able to rely on management’s representations, or that had made it unwilling to be associated with the financial statements prepared by management;

3.
That there was a need to expand significantly the scope of the audit of the Company, or that information had come to Moss Adam’s attention during the years ended December 31, 2010, and December 31, 2009, that if further investigated: (i) may materially impact the fairness or reliability of either: a previously-issued audit report or underlying financial statements; or the financial statements issued or to be issued covering the fiscal periods subsequent to the date of the most recent financial statements covered by an audit report (including information that may prevent it from rendering an unqualified audit report on those financial statements), or (ii) may cause it to be unwilling to rely on management’s representations or be associated with the Company’s financial statements, Moss Adams did not so expand the scope of its audit or conduct such further investigation; or

4.
That information had come to their attention that it had concluded materially impacted the fairness or reliability of either: (i) a previously issued audit report or the underlying financial statements, or (ii) the financial statements issued or to be issued covering the fiscal period subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to the accountant’s satisfaction, would prevent it from rendering an unqualified audit report on those financial statements).

Fees Paid to Independent Accountants

The following tables set forth the aggregate fees charged to the Company by Moss Adams LLP, for audit services rendered in connection with the audited consolidated financial statements and reports for the 2010 and 2009 fiscal years.

Fee Category	Fiscal 2010	% of Total	Fiscal 2009	% of Total
Audit Fees	$187,650	78%	$188,035	54%
Audit-Related Fees	27,506	11%	54,014	15%
Tax Fees	16,129	7%	20,372	6%
All Other Fees	9,861	4%	86,115	25%
Total Fees	$241,146	100%	$348,529	100%

Audit Fees.  The fees billed to the Company by Moss Adams were for professional services rendered in connection with the audit the financial statements and review of internal control over financial reporting, interim financial statements included in the Company’s Form 10-Qs, and services to the Company in connection with statutory or regulatory filings.

Audit-Related Fees.  Consists of fees paid to Moss Adams principally due to travel expense.

Tax Fees.  Consists of fees billed for tax compliance, tax advice and tax planning.

All Other Fees.  Consists of fees primarily due to consulting expenses on various topics.

For the fiscal year 2010 the Audit Committee considered and deemed the services provided by Moss Adams LLP compatible with maintaining the principal accountant’s independence.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, compliance services, consulting services and other services. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.

COMPLIANCE WITH SECTION 16(a) FILING REQUIREMENTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, ("Section 16(a)") requires that all executive officers and directors of the Company and all persons who beneficially own more than 10 percent of the Company’s common stock file reports with the Securities and Exchange Commission with respect to beneficial ownership of the Company’s securities. The Company has adopted procedures to assist its directors and executive officers in complying with the Section 16(a) filings.

Based solely upon the Company’s review of the copies of the filings which it received with respect to the fiscal year ended December 31, 2010, or written representations from certain reporting persons, the Company believes that all reporting persons made all filings required by Section 16(a) on a timely basis.

OTHER BUSINESS

The Board of Directors knows of no other matters to be brought before the shareholders at the Annual Meeting. In the event other matters are presented for a vote at the Meeting, the Proxy holders will vote shares represented by properly executed Proxies in their discretion in accordance with their judgment on such matters.

At the Meeting, management will report on the Company’s business and shareholders will have the opportunity to ask questions.

INCORPORATION BY REFERENCE

The Report of the Audit Committee, Compensation Committee and Corporate Governance/Nominating Committee set forth in this Proxy Statement are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

AND DIRECTOR NOMINATIONS

Shareholders may submit proposals for consideration at future annual shareholder meetings, including director nominations.

Shareholder Proposals

In order for a shareholder proposal to be considered for inclusion in the Company’s Proxy Statement for next year’s annual meeting, the written proposal must be received by the Company no later than November 28, 2011, and should contain such information as is required under the Company’s Bylaws.   If the date of the 2012 annual meeting is more than 30 days before or after the date of the 2011 annual meeting, the deadline is a reasonable time before we begin to print and send proxy materials.  Such proposals need to comply with the SEC’s regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. No shareholder proposal from the floor will be considered at the annual meeting. In addition, if we receive notice of a shareholder proposal after November 28, 2011, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposal.

Director Nominations

The Company’s Bylaws provide for the nomination of director candidates by Company shareholders. In order to recommend that the Corporate Governance/Nominating Committee consider a person for inclusion as a director nominee in the Company’s proxy statement for next year’s annual meeting, the Company must receive a recommendation no later than November 28, 2011. In addition, the notice of recommendation must meet all other requirements contained in the Company’s Bylaws. Such recommendation should be sent to the attention of the Secretary of the Company, and should contain the following information: (a) the name and address of each proposed nominee and the number of shares of Company stock held by such nominee; (b) the principal occupation of each proposed nominee; (c) a description of any arrangements or understandings between the nominee and the nominating shareholder pursuant to which the nomination is being made; (d) your name and address; (e) the number of shares of Company stock that you own; and (f) a consent of the nominee agreeing to the nomination. The presiding officer of the meeting may disregard your nomination if it does not contain the above information and otherwise meet the requirements set forth in the Company’s Bylaws.

Copy of Bylaw Provisions

The Bylaws can be accessed on the Company’s website by clicking on the Governance Documents link within the Investor Relations section on the Company's home page (www.therightbank.com) or by writing the Company’s Corporate Secretary at the Company’s main office for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

AVAILABLE INFORMATION

The Company currently files periodic reports and other information with the SEC. Such information and reports may be obtained as follows:

•
Read and copied at the SEC’s Public Reference Room at 450 Fifth Street, NW, Washington, D. C. 20549. (You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.)

•	On the SEC Internet site at www.sec.gov.

•	Accessing the Bank’s website at www.therightbank.com. Additional information, including recent press releases, is also available on the Bank’s website.

REPORTS TO SHAREHOLDERS

A copy of the 2010 Annual Report on Form 10-K is included with this Proxy Statement. Written requests for the Company’s Annual Report or Quarterly Reports or other information requests should be addressed to Michael Reynolds, Executive Vice President and Chief Financial Officer of Pacific Continental Bank, at P.O. Box 10727, Eugene, Oregon 97440-2727.

By Order of the Board of Directors

HAL BROWN

Chief Executive Officer~

BALLOT

PACIFIC CONTINENTAL CORPORATION

This Ballot Is Solicited on Behalf of the Board of Directors

The undersigned hereby votes, as designated below, all the shares of common stock of Pacific Continental Corporation held of record by the undersigned on March 4, 2011, at the Annual Meeting of Shareholders held on April 18, 2011, (“Meeting”) or any adjournment of such Meeting.

1.           ELECTION OF DIRECTORS.

A.	I vote FOR all nominees listed below (except as marked to the contrary below). ❒

B.	I WITHHOLD AUTHORITY to vote for any individual nominee whose name I have struck a line through in the list below:

◆ Robert A. Ballin	◆ Hal M. Brown	◆ Cathi Hatch
◆ Michael E. Heijer	◆ Michael S. Holcomb	◆ Michael D. Holzgang
◆ Donald L. Krahmer, Jr.	◆ Donald G. Montgomery	◆ John H. Rickman

C.	I WITHHOLD AUTHORITY to vote for all nominees listed above. ❒

2.           TO CONSIDER AN ADVISORY (NON-BINDING) RESOLUTION ON EXECUTIVE COMPENSATION.

FOR               ❒                      AGAINST                      ❒                      ABSTAIN                      ❒

3.           TO VOTE IN AN ADVISORY (NON-BINDING) CAPACITY ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

1 Yr           ❒           2 Yrs               ❒                3 Yrs       ❒                                      ABSTAIN                                ❒

4.
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.  To approve the appointment of Moss Adams LLP to serve as the Company’s independent registered public accounting firm for the fiscal year 2011.

FOR               ❒                      AGAINST                      ❒                      ABSTAIN                      ❒

5.	WHATEVER OTHER BUSINESS may properly be brought before the Meeting or any adjournment thereof.

Management knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting.  However, if any other matters are properly presented at the Annual Meeting, this Proxy will be voted in accordance with the recommendations of management.

The Board of Directors recommends a vote "FOR" the election of all nominees listed above, “FOR” Proposals 2 and 4, and 1 Yr” on Proposal 3.

SIGN BELOW:
(Date signed)
                         _____________________________________

                         _____________________________________

                         _____________________________________

Please date this Ballot and sign it exactly as your name or names appear hereon.  When shares are held by more than one person, all should sign.  When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.  If shares are held by a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.